Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended March 31, 2012		As Adjusted Quarter Ended March 31, 2012	Quarter Ended December 31, 2011		As adjusted Quarter Ended December 31, 2011	Quarter Ended March 31, 2011		As adjusted Quarter Ended March 31, 2011
		Adjustments			Adjustments			Adjustments
Net sales	$361.5		$361.5	$312.2		$312.2	$331.7		$331.7
Operating costs and expenses:
Cost of sales	313.3		313.3	290.9		290.9	295.0		295.0
Depreciation and amortization	19.1		19.1	17.7		17.7	21.4		21.4
Selling and administrative	31.3		31.3	28.3		28.3	28.8		28.8
Loss on sale or impairment of long-lived assets, net	0.1	(0.1)	—	0.9	(0.9)	—	5.5	(5.5)	—
Other operating credits and charges, net	(0.2)	0.2	—	—	—	—	(0.8)	0.8	—
Total operating costs and expenses	363.6		363.7	337.8		336.9	349.9		345.2
Loss from operations	(2.1)		(2.2)	(25.6)		(24.7)	(18.2)		(13.5)
Non-operating income (expense):
Interest expense, net of capitalized interest	(12.6)	(1.0)	(13.6)	(14.3)		(14.3)	(14.0)		(14.0)
Investment income	4.2		4.2	4.5		4.5	4.0		4.0
Other-than-temporary investment impairment	—		—	(14.8)	14.8	—	—		—
Other non-operating items	(0.1)		(0.1)	0.6		0.6	1.8		1.8
Total non-operating expense	(8.5)		(9.5)	(24.0)		(9.2)	(8.2)		(8.2)
Loss from continuing operations before taxes and equity in losses of unconsolidated affiliates	(10.6)		(11.7)	(49.6)		(33.9)	(26.4)		(21.7)
Benefit for income taxes	(1.2)	1.2	—	(3.0)	3.0	—	(6.8)	6.8	—
"Normalized" tax rate @ 35%		(4.7)	(4.7)		(13.5)	(13.5)		(8.8)	(8.8)
Equity in loss of unconsolidated affiliates	1.8		1.8	10.2	(5.6)	4.6	3.3		3.3
Loss from continuing operations	(11.2)		(8.8)	(56.8)		(25.0)	(22.9)		(16.2)
Loss from discontinued operations before taxes	(0.2)		(0.2)	0.2		0.2	—		—
Benefit for income taxes	(0.1)		(0.1)	0.6		0.6	—		—
Loss from discontinued operations	(0.1)		(0.1)	(0.4)		(0.4)	—		—
Net loss	(11.3)		(8.9)	(57.2)		(25.4)	(22.9)		(16.2)
Less: Net income attributed to non-controlling interest	—		—	—		—	0.1		0.1
Loss attributed to Louisiana-Pacific Corporation	$(11.3)		$(8.9)	$(57.2)		$(25.4)	$(23.0)		$(16.3)
Loss per share of common stock (basic and diluted):
Loss from continuing operations	$(0.08)		$(0.06)	$(0.42)		$(0.19)	$(0.18)		$(0.12)
Loss from discontinued operations	—		—	—		—	—		—
Net loss per share	$(0.08)		$(0.06)	$(0.42)		$(0.19)	$(0.18)		$(0.12)

Average shares of stock outstanding - basic and diluted	136.6		136.6	136.3		136.3	131.3		131.3

Amounts attributed to LP Corporation common shareholders
Loss from continuing operations, net of tax	$(11.2)		$(8.8)	$(56.8)		$(25.0)	$(23.0)		$(16.2)
Loss from discontinued operations, net of tax	(0.1)		(0.1)	(0.4)		(0.4)	—		—
	$(11.3)		$(8.9)	$(57.2)		$(25.4)	$(23.0)		$(16.2)